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                                                                    EXHIBIT 99.1

                                FOUR MEDIA CO.
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                               January 19, 1999
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WARBURG, PINCUS TO PURCHASE 51% OF FOUR MEDIA COMPANY FOR $80 MILLION; EXPANDED
CAPITAL STRUCTURE WILL FACILITATE FUTURE GROWTH

BURBANK, Calif., Jan.19 /PRNewswire/ -- Four Media Company (Nasdaq: FOUR) today announced that definitive agreements (collectively the "Agreement") have been signed under which Warburg, Pincus Equity Partners, L.P. and certain affiliates (collectively "Warburg, Pincus") will acquire 10.2 million shares of Four Media Company common stock, comprised of both newly issued shares and existing shares, for approximately $80.0 million. The Agreement, approved by the Four Media Company Board of Directors, is subject to shareholder, regulatory and bank approval.

Under the terms of the Agreement, Warburg, Pincus will acquire all 3.1 million of the outstanding shares currently held by Technical Services Partners, L.P., ("TSP"), a limited partnership controlled by Steinhardt Management Company, Inc., for approximately $23.4 million. In addition, Warburg, Pincus will acquire approximately 6.6 million common shares from the Company for $52.7 million and will receive a warrant to purchase 1.1 million shares with an exercise price of $15.00 per share. An additional 498,000 shares will be purchased for approximately $4.0 million from the Company's founders, who have agreed to enter into new long-term employment contracts and who will continue to have a significant equity interest in the Company. Concurrently with the closing of the transaction, the holder of all outstanding shares of the Company's preferred stock has agreed to convert all of its preferred shares into 2,250,000 shares of common stock.

Proceeds from the new equity investment will be used to enhance the Company's ability to serve and support customers in the process of creating and distributing entertainment programming and to continue to make strategic acquisitions.

Commenting on the transaction, Robert T. Walston, Chairman and Chief Executive Officer of Four Media Company stated, "We are very pleased to have Warburg, Pincus as a major shareholder in Four Media Company and look forward to benefiting from their experience with entertainment-related companies as well as providers of business services. This equity investment demonstrates their confidence in Four Media Company and provides us with equity capital with which to pursue our long-term strategy. We look forward to quickly deploying this new capital to continue our successful program of providing the latest equipment and highest quality service to our customers in addition to making more strategic acquisitions.

Warburg, Pincus Equity Partners, L.P. is an affiliate of E.M. Warburg, Pincus & Co., LLC, a global investment firm with over 30 years of experience. E.M. Warburg, Pincus & Co., LLC, through affiliated entities manages approximately
$6 billion of private equity investments, with $5 billion of incremental capital available for future investment.

Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment
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product both domestically and internationally. The Company's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of the largest and most diversified providers of technical and creative services to the entertainment industry, which enables the Company to offer its customers a single source for such services.

This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends", "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission, including its 1997 Prospectus. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

/CONTACT: Robert T. Walston, Chairman and Chief Executive Officer, or Sandra C. Mays, Vice President, Investor Relations, of Four Media Company, 818-840-7356, or fax, 818-846-5197/